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                                                                    Exhibit 11.1


                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (in thousands, except per share amounts)

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                                                              Three Months Ended        Nine months Ended
                                                              September 30, 2000        September 30, 2000
                                                              ------------------        ------------------
BASIC EARNINGS PER SHARE CALCULATION:

Net Income                                                                $3,192                    $9,882

Weighted average number of shares
  of common stock                                                          4,336                     4,331

Earnings per share - basic                                                $ 0.74                    $ 2.28

DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                                                $3,192                    $9,882

Weighted average number of shares of common stock and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                                        4,336                     4,331

  Common stock equivalents issuable under stock
   option plans                                                              109                        73

  Weighted average number of shares of common stock
   and common stock equivalents - diluted                                  4,445                     4,404

Earnings per share - diluted                                              $ 0.72                    $ 2.24
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